EXHIBIT 12

January 3, 2023

Red Oak Capital Fund VI, LLC

625 Kenmoor Avenue SE, Suite 200

Grand Rapids, Michigan 49546

RE: Red Oak Capital Fund VI, LLC – Series A Preferred Membership Interests

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation and filing by you of an Offering Statement on Form 1-A (File No. 024-12095) (as amended, the “Offering Statement”) under the Securities Act of 1933, as| amended (the “Act”) and Regulation A promulgated thereunder, with respect to the qualification of 40,000 Series A Preferred Membership Interests in the (the “Series A Units”) of Red Oak Capital Fund VI, LLC (the “Company”), for a maximum offering amount of $40,000,000 in the aggregate.

This opinion letter is being delivered in accordance with the requirements of Item 17 of Form 1-A under the Securities Act.

In rendering the opinions expressed below, we have acted as counsel for the Company and have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of (i) the Offering Statement, (ii) the preliminary offering circular contained within the Offering Statement, (iii) the relevant Company filings with the Delaware Secretary of State, and (iv) the operating agreements and such other documents and records of the Company and Red Oak Capital GP, LLC, a Delaware limited liability company and the Company's manager, certificates of public officials and representatives of the Company, resolutions and forms of resolutions and other documents and have examined such questions of law and have satisfied ourselves to such matters of fact, as we have deemed necessary or appropriate as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that, the Series A Units, when issued and sold by the Company against payment therefor in accordance with the Offering Statement, will be validly issued, fully paid and non-assessable.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the use of the name of our firm therein.

Very truly yours,

/s/ Whiteford, Taylor & Preston, LLP

Whiteford, Taylor & Preston, LLP